UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2018

LEAF GROUP LTD.

(Exact name of Registrant as specified in its charter)

Delaware	001-35048	20-4731239
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1655 26th Street Santa Monica, California	90404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 656-6253

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2018, Daniel Weinrot, Executive Vice President—Legal and General Counsel and Corporate Secretary of Leaf Group Ltd. (the “Company”), notified the Company that he is resigning from his positions effective as of the close of business on April 1, 2018, in order to pursue other opportunities. Mr. Weinrot will continue to provide consulting services to the Company for a period of six months following his resignation pursuant to a consulting agreement (the “Consulting Agreement”) entered into between Mr. Weinrot and the Company. In consideration for providing such consulting services and a release of claims against the Company, Mr. Weinrot will receive monthly compensation in an amount of $25,000, which is equal to his monthly base salary as of the final date of his of employment with the Company. In addition, Mr. Weinrot will also (i) receive Company-subsidized COBRA coverage for himself and his eligible dependents for the lesser of six (6) months or the date on which Mr. Weinrot becomes eligible for coverage by another employer and (ii) be entitled to continued vesting of his outstanding but unvested equity awards during the term of the Consulting Agreement through October 1, 2018.

The description of the Consulting Agreement is qualified in its entirety by reference to the full text of the Consulting Agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Consulting Agreement by and between Leaf Group Ltd. and Daniel Weinrot, dated March 1, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAF GROUP LTD.

Date: March 1, 2018	By:	/s/ Jantoon Reigersman
Jantoon Reigersman
Chief Financial Officer